UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2020
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BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33220	33-1151291
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5 Dakota Drive	Lake Success	New York	11042
(Street Address)	(City)	(State)	Zip Code

Registrant’s telephone number, including area code: (516) 472-5400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of each Exchange on which Registered
Common Stock, par value $0.01 per share	BR	NYSE

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2020, the board of directors (the “Board”) of Broadridge Financial Solutions, Inc. (the “Company”) appointed Christopher J. Perry as the Company’s President. The appointment is effective on March 2, 2020.

Mr. Perry serves as our Corporate Senior Vice President, Global Sales, Marketing and Client Solutions. He oversees all client and market-facing activities globally and is responsible for delivering the Company’s annual sales targets spanning all business units and product lines.

Mr. Perry joined the Company in 2014 after more than 25 years of experience in banking, brokerage and financial information services. Most recently, he was Global Managing Director of Risk for the Financial & Risk division of Thomson Reuters. In this role, he was the general manager of a global segment and was responsible for overseeing Governance, Risk and Compliance, as well as Pricing and Reference services. Over the previous 14 years, Mr. Perry held numerous roles at Thomson Reuters and its predecessor, Thomson Financial. From 2011 to 2013, he was President, Global Sales & Account Management at the Financial & Risk division of Thomson Reuters. From 2006 to 2010, he served as President, Americas for Thomson Reuters and its predecessor, Thomson Financial. Earlier in his career, Mr. Perry worked in institutional trading and retail brokerage.

There are no arrangements or understandings between Mr. Perry and any other persons pursuant to which Mr. Perry was selected as President of the Company. Mr. Perry has no family relationship with any other director or executive officer of the Company, nor with any person nominated or chosen to serve as a director or executive officer of the Company. Mr. Perry has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

There are no material plans, contracts or other arrangements (or amendments thereto) to which Mr. Perry is a party, or in which he participates, that was entered into or amended, in connection with Mr. Perry being appointed as President of the Company. The Company is not party to an employment agreement with Mr. Perry.

In connection with the new appointment, effective on February 4, 2020, the Compensation Committee of the Board approved an increase in Mr. Perry’s target annual equity grant value from $910,000 to $1,910,000, to be paid 50% in stock options and 50% in performance-based restricted stock units. The other components of his compensation will remain unchanged.

A copy of the press release announcing Mr. Perry’s new appointment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of
Ethics.

The Board adopted an Amended Code of Business Conduct and Ethics (the “Code”) effective on February 4, 2020. The Code supersedes the Company’s existing Code of Business Conduct and Ethics previously adopted by the Board. The Code applies to all directors, officers and employees of the Company.

The existing Code of Business Conduct and Ethics was amended to reflect current best practices, enhance and expand on the Company’s understanding of ethical business practices, elaborate on certain topics such as diversity and inclusion, harassment, abusive conduct and bullying, promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities, and allow for political spending upon approval of the Company’s Chief Executive Officer.

The newly adopted Code did not result in any explicit or implicit waiver of any provision of the Company’s Code of Business Conduct and Ethics in effect prior to the adoption of the Code. The foregoing description of the Code does not purport to be complete and is qualified in its entirety by reference to the full text of the Code, a copy of which is attached hereto as Exhibit 14.1 and incorporated herein by reference.

Item 8.01. Other Events.

        On February 4, 2020, the Company issued a press release announcing that its Board had declared a quarterly cash dividend of $0.54 per share. The dividend is payable on April 3, 2020 to stockholders of record at the close of business on March 13, 2020. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description
14.1	Amended Code of Business Conduct and Ethics
99.1	Broadridge Financial Solutions, Inc. Press Release dated February 5, 2020
99.2	Broadridge Financial Solutions, Inc. Press Release dated February 4, 2020
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 5, 2020

             BROADRIDGE FINANCIAL SOLUTIONS, INC.

              By:/s/ Adam D. Amsterdam
              Adam D. Amsterdam
              Corporate Vice President
and General Counsel